Todd Shipyards Corporation Announces Quarterly Financial Results for January 1, 2006

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SEATTLE, WASHINGTON February 6, 2006 Todd Shipyards Corporation (the "Company") announced financial results for the third quarter ended January 1, 2006. In accordance with the Company's policy of ending its fiscal year on the Sunday nearest March 31, the Company's fiscal year 2005 ended on April 3, 2005 and included 53 weeks. As a result, the Company's fiscal 2005 nine month period contained 40 weeks rather than 39 weeks in the nine month period ended January 1, 2006

For the third quarter ended January 1, 2006, the Company reported net income of $1.5 million or $0.26 per diluted share on revenue of $31.6 million. For the nine month period then ended, the Company reported net income of $8.4 million or $1.49 per diluted share on revenue of $169.2 million. For the prior year third quarter ended January 2, 2005, the Company reported net income of $1.3 million or $0.24 per diluted share on revenue of $21.4 million. For the nine month period then ended, the Company reported income of $5.0 million or $0.90 per diluted share on revenue of $90.1 million.

The Company's third quarter revenue of $31.6 million reflects an increase of $10.2 million (48%) from the same period last fiscal year. The quarter-to-quarter increase largely results from increased work volumes, primarily attributable to work for the US Coast Guard on the Polar Class Ice Breaker Polar Sea, for the Navy on the USS STENNIS and work on submarines for Electric Boat Corporation ("EB"). Revenues for the first nine months of fiscal year 2006 of $169.2 million reflect an increase of $79.1 million (88%) from fiscal year 2005 comparable periods. The increase in revenue in the first nine months of fiscal year 2006 is also primarily attributable to work for the Navy on the USS STENNIS, for the US Coast Guard on the Polar Class Ice Breakers Polar Star and Polar Sea and work on submarines for EB.

For the quarter ended January 1, 2006, the Company reported operating income of $1.8 million, equal to the prior year quarter ended January 2, 2005. The year over year decrease in third quarter operating income as a percent of revenue is attributable to lower than historical expected profits recognized on the USS STENNIS as a result of cost overruns and production issues, compared to profits on Navy work in the third quarter of 2005.

For the nine month period then ended, the Company reported operating income of $11.6 million, an increase of $4.8 million from operating income reported during the comparable prior nine month period. As previously described, the increase in operating income during the first nine months of fiscal year 2006 is attributable to an increase in work for the US Coast Guard, for the Navy and for work on submarines under contracts with EB, partially offset by the lower than historical expected profits recognized on the USS STENNIS.

For the third quarter and nine month periods ending January 1, 2006, the Company reported net gains on the sale of available-for-sale securities, investment income and other income of $0.5 million and $1.1 million, respectively. During the same periods ending January 2, 2005, the Company reported net gains on the sale of available-for-sale securities, investment income and other income of $0.2 million and $0.6 million, respectively.

For the quarter ended January 1, 2006, the Company recorded $0.8 million in federal income tax expense. During the nine month period then ended, the Company recorded $4.3 million in federal income tax expense. During the same periods ended January 2, 2005, the Company recorded $0.7 million and $2.4 million in federal income tax expense, respectively.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended January 1, 2006 and January 2, 2005
(in thousands of dollars, except per share data)

A copy of the Company's financial statements for the quarter and nine-months ended January 1, 2006 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. This earnings report should be read in conjunction with the Company's Form 10-Q.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
January 1, 2006 and April 3, 2005
(in thousands of dollars)

A copy of the Company's financial statements for the quarter and nine-months ended January 1, 2006 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. This earnings report should be read in conjunction with the Company's Form 10-Q.